Exhibit 23.1

Consent of Independent Auditors

     We hereby consent to the incorporation directly or by reference in this Registration Statement of Investors Real Estate Trust (“IRET”) on Form S-3 of the following reports: our report dated May 23, 2001, included herein and in the Annual Report on Form 10-K of IRET for the fiscal year ended April 30, 2001, as amended; our report on additional information dated May 23, 2001, included herein and in the Annual Report on Form 10-K of IRET for the fiscal year ended April 30, 2001, as amended; our report dated March 12, 2002 (relating to the historical summary of gross income and direct operating expenses of Applewood Apartments), included in the Current Report on Form 8-K/A filed on March 15, 2002; our report dated March 12, 2002 (relating to the historical summary of gross income and direct operating expenses of Bloomington Business Center), included in the Current Report on Form 8-K/A filed on March 15, 2002; our report dated March 12, 2002 (relating to the historical summary of gross income and direct operating expenses of Stone Container), included in the Current Report on Form 8-K/A filed on March 15, 2002; and our report dated March 12, 2002 (relating to the historical summary of gross income and direct operating expenses of Thresher Square), included in the Current Report on Form 8-K/A filed on March 15, 2002. We also consent to the reference to us under the heading “Experts” in the Prospectus, which is part of the Registration Statement.

     We acknowledge that we are aware that the Registration Statement includes unaudited financial statements of IRET for the quarter ending January 31, 2002.

/s/ BRADY, MARTZ & ASSOCIATES, P.C.

Minot, North Dakota
April 8, 2002